Exhibit 5.1
BAKER & DANIELS LLP
600 East 96th Street, Suite 600
Indianapolis, Indiana 46240
Tel 317.569.9600 Fax 317.569.4800
www.bakerdaniels.com
June 11, 2009
Board of Directors
Integra Bank Corporation
21 S.E. Third Street
P.O. Box 868
Evansville, Indiana 47705-0868
Dear Ladies and Gentlemen:
          We have acted as counsel to Integra Bank Corporation, an Indiana corporation (the “Company”), in connection with the offer and sale in a private placement transaction of (a) a warrant dated February 27, 2009 (the “Warrant”) to purchase 7,418,876 shares of common stock of the Company (the “Common Stock”) and (b) the 7,418,876 shares of Common Stock for which the Warrant may be exercised (the “Warrant Shares,” and together with the Warrant, the “Securities”), pursuant to a Letter Agreement, dated as of February 27, 2009 (the “Letter Agreement”), between the Company and the United States Department of the Treasury, which included the Securities Purchase Agreement — Standard Terms incorporated therein (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the “Securities Purchase Agreement”). All of the Securities are being registered on behalf of certain securityholders of the Company (the “Selling Securityholders”).
          This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Registration Statement on Form S-3, as amended (the “Registration Statement”) filed (File No. 333-159633) with the U.S. Securities and Exchange Commission (the “Commission”), (ii) a specimen certificate representing the Common Stock, (iii) the Articles of Incorporation, as amended, of the Company, as currently in effect, (iv) the Bylaws, as amended, of the Company, as currently in effect, (v) the Warrant and (vi) certain resolutions adopted by the Board of Directors of the Company with respect to the Securities Purchase Agreement and the issuance of the Securities contemplated thereby. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

Integra Bank Corporation	-2-	June 11, 2009
          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
         The opinions set forth below are limited to the laws of the State of Indiana and the federal laws of the United States, and we express no opinion as to the laws of any other jurisdiction. The opinion is as of the date hereof, and we assume no obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise.
          Based upon and subject to the foregoing, we are of the opinion that the Warrant and, upon exercise in accordance with the terms of the Warrant, the Warrant Shares, to be sold by the Selling Securityholders have been duly authorized and are validly issued, fully paid and nonassessable.
          It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.
          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Yours very truly,
/s/ Baker & Daniels LLP